UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Act of 1934

Date of Report (Date of Earliest Event Reported):

April 30, 2010

Commission file number: 001-33084

SUSSER HOLDINGS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	01-0864257
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4525 Ayers Street

Corpus Christi, Texas 78415

(Address of principal executive offices, including zip codes)

Registrant’s telephone number, including area code: (361) 884-2463

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On April 30, 2010, Susser Holdings, L.L.C. and Susser Finance Corporation (collectively, the “Issuers”), indirect subsidiaries of Susser Holdings Corporation (the “Company”), entered into a purchase agreement (the “Purchase Agreement’) pursuant to which they agreed to sell $425 million aggregate principal amount of 8.5% Senior Notes due 2016 (the “Notes”) to the initial purchasers listed therein.

The Notes will be resold to institutional investors at a price of 98.845% of the principal amount thereof, plus accrued interest from May 7, 2010. The Notes will be issued pursuant to an indenture to be entered into on the closing date among the Issuers and Wells Fargo Bank, N.A., as trustee (the “Indenture”). The Notes will bear interest at an annual rate of 8.5% and mature on May 15, 2016. The first interest payment on the Notes will be payable on November 15, 2010, and interest will accrue on the Notes from May 7, 2010. The Notes will be senior unsecured indebtedness of the Issuers and will be fully guaranteed on a senior unsecured basis by the direct and indirect parent companies of the Issuers, Stripes Holdings LLC and the Company, and substantially all of the Issuers’ existing and future domestic operating subsidiaries.

The Notes will be redeemable, in whole or in part, at any time on or after May 15, 2013, at the redemption prices specified in the Indenture. In addition, at any time prior to May 15, 2013, the Issuers may redeem (i) up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at the redemption price specified in the Indenture plus accrued and unpaid interest and (ii) all or part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus a make-whole premium specified in the Indenture plus accrued and unpaid interest.

The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

The Issuers will use the net proceeds from the sale of the Notes, together with cash on hand and borrowings under their revolving credit facility, to redeem and discharge all of their outstanding 10 5/8% Senior Notes due 2013, to repay the outstanding indebtedness under their term credit facility and to pay any related fees and expenses.

The closing of the sale of the Notes is expected to occur on May 7, 2010, subject to the closing of the amendment and restatement of the term loan and revolving credit facility dated as of November 13, 2007 (the “New Credit Facility”) and other customary conditions. The Purchase Agreement contains customary representations, warranties and agreements of the Issuers and customary indemnification rights and obligations of the parties and termination provisions.

Item 8.01	Other Events.

On April 30, 2010, the Company issued a press release announcing the pricing terms of the proposed offering to eligible purchasers of the Notes. The offering of the Notes is subject to market and certain other conditions, including without limitation, the closing of the New Credit Facility. The news release is filed herewith as Exhibit 99.1.

The Notes have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, any U.S. person except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. Accordingly, the Notes are being offered and sold only (a) to “qualified institutional buyers” (as defined in Rule 144A under the Securities Act) and (b) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are filed herewith:

Exhibit Number	Exhibit Description

99.1	News Release of Susser Holdings Corporation, dated April 30, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUSSER HOLDINGS CORPORATION

Date: April 30, 2010	By:	/S/ MARY E. SULLIVAN
	Name:	Mary E. Sullivan
	Title:	Executive Vice President and Chief Financial Officer